WARNING: THE EDGAR SYSTEM ENCOUNTERED ERROR(S) WHILE PROCESSING THIS SCHEDULE.

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ENCORE COMPUTER CORPORATION
Financial Data Schedule
(in thousands except per share data)
For the years ended December 31,
                                                        1996      1995      1994
 Cash and cash items                                   3,936     3,490     2,517
 Marketable securities                                     0         0         0
 Notes and accounts receivable-trade                  15,584    14,828    24,872
 Allowances for doubtful accounts                       -614    -1,798    -5,017
 Inventory                                            13,896    15,796    27,555
 Total current assets                                 34,211    33,669    51,790
 Property, plant and equipment                        81,277    87,701    86,808
 Accumulated depreciation                            -47,901   -51,901   -45,887
 Total assets                                         69,256    72,537    99,021
 Total current liabilities                           101,506    28,179    31,553
 Bonds, mortgages and similar debt                       658       829     1,023
 Preferred stock no mandatory redemption                  45        41        28
 Common stock                                            373       361       341
 Other shrhldrs' eq (Cap'l deficiency)               -34,428     2,112   -22,409
 Total liabilities & equity                           69,256    72,537    99,021
 Sales of tangible products                           27,600    22,005    38,412
 Total revenues                                       47,627    49,328    76,550
 Cost of tangible goods sold                          35,786    34,975    60,907
 Total costs applicable to revenues                   53,608    55,693   127,398
 Other costs and expenses                                554       -75       -70
 Provision for doubtful accounts and notes              -550     2,735     2,928
 Interest and amortization of debt discount            3,324     2,786     3,235
 Loss before taxes                                   -71,096   -80,507   -54,013
 Income tax expense                                     -364       847       543
 Net loss                                            -70,732   -81,354   -54,556
 Earnings per share-primary                            -2.18     -2.37     -1.68
 Earnings per share-fully diluted                      -0.39     -0.54     -0.44











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